Exhibit 99.1

OptimizeRx Corporation Reports Record Fourth Quarter
and Full Year 2015 Results

Core Promotional Transactions Up 25%, Driving Record Revenue of $7.2 Million in 2015

ROCHESTER, MI – March 15, 2016 – OptimizeRx Corp. (OTCQB: OPRX), a software company whose premier content-delivery platform enables pharmaceutical companies to provide on-demand patient-care services, reported results for the fourth quarter and full year ended December 31, 2015.

Q4 2015 and Full Year Highlights

•	Promotional transactions, including eCoupons and eVouchers, up approximately 25% for the year.
•	Net revenue was a record $2.02 million in Q4, driving record revenue of $7.2 million for the year.
•	Operating income minus non-cash expenses totaled $350,000 in 2015.
•	eCoupons distributed for 85 different brands in 2015, up from 70 brands in 2014.
•	Launched e-Coupon solution for the Practice Fusion network.
•	Received strategic investment of $4.7 million from WPP, the largest global provider of advertising, marketing, and branding.
•	Unveiled VoucherDVM, an automated vet product savings system. In January 2016, the National Veterinary Associates, the largest private owner of freestanding veterinary hospitals in the U.S., initiated a beta launch.

Q4 2015 Financial Summary

Net revenue in the fourth quarter of 2015 was increased to $2.02 million versus $1.97 million in the same year-ago quarter. The increase was due to both increased promotion of pharmaceutical brands and expanded distribution channels.

Operating expenses were $1.5 million in the fourth quarter of 2015, as compared to $0.8 million in the same year-ago quarter. The increase was primarily due to technology investment, which included securing access to the Allscripts Touchworks platform and exclusivity across all Allscripts platforms. The increase was also due to investments in the company’s executive and sales team.

Net loss was $415,000 or $(0.01) per share, as compared to net income of $231,000 or $0.01 per share in the same year-ago quarter.

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2015 Financial Summary

Net revenue in 2015 increased 11% to a record $7.2 million from $6.5 million in the same year-ago period.

Operating expenses decreased to $4.2 million from $4.3 million in the same year-ago period.

Net loss totaled $0.6 million or $(0.02) per share, as compared to a net loss of $1.0 million or $(0.04) per share in the same year-ago period.

Excluding non-cash expenses, in 2015 the company generated operating income of $350,000.

Cash and cash equivalents totaled $8.2 million at December 31, 2015, as compared to $3.4 million at December 31, 2014. The increase in cash and equivalents was primarily due to the strategic investment of $4.7 million by WPP, and cash flow from operations of approximately $0.5 million. The company continued to operate debt-free.

Management Commentary

“In 2015, our record revenue was driven by promotional transactions, which were up 25%,” said William Febbo, OptimizeRx’s CEO. “The increase was primarily due to the addition of new pharmaceutical manufacturers and brands to our SampleMD platform. In fact, we distributed eCoupons for 85 different brands in 2015 versus 70 brands in 2014.

“During the year, we also expanded our network of leading EHRs with the successful launch of our eCoupon solution within the Practice Fusion network, the #1 cloud-based electronic health record for doctors and patients. We also deepened our strategic partnership with WPP/Grey Health Group, a leading agency within the healthcare marketplace, which included a significant investment by an affiliated entity of WPP and additional access to brands through WPP’s trusted relationships.

“We also became Allscripts exclusive provider of eCoupons for all of its platforms, including integrating our e-Coupons solution with their Touchworks network. Touchworks is used by large health systems throughout the country, so this represents a major expansion of our network. The integration of e-Coupon functionality with Touchworks is expected to launch on a test basis in late 2016, and then on a wide scale in early 2017.

“Our recent TrialCard partnership allows its pharmaceutical clients to incorporate our OptimizeRx service offering into their co-pay savings program. We plan to continue to increase our marketing efforts with all of our strategic partners. These activities give us broader access to pharmaceutical clients while allowing our partners to expand their product offering and revenue potential.

“We estimate our revenue growth in 2015 would have been about $650,000 higher if it were not for one of our EHRs, who focuses on urology, turned off our program mid-year in order to undergo a technology and contract review. We are currently working to bring them back online, and anticipate the associated revenue will contribute significantly to our 2016 results.

“A priority in 2016 is to restore and grow non-core revenues associated with brand integration products and clinical messaging. These services are both critical to adoption and return on investment to our clients, as well as complimentary to our core services.

“In 2016, we are also planning to acquire, integrate and expand into new promotional EHR and eRx platforms, as well as expand our sales team and further leverage our channel partnerships. Given our strong balance sheet along with our partnership with WPP, we plan to make strategic investments to grow our pharmaceutical products and distribution network. While we expect our distribution of eCoupons to continue to increase this year, we are also focused on growing our clinical messaging and brand integration products and services. Given these activities, we see strong topline growth in 2016.”

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Conference Call

OptimizeRx will host a conference call today to discuss the fourth quarter and full year 2015, followed by a question and answer period.

Date: Tuesday, March 15, 2016

Time: 5:30 p.m. Eastern time (2:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-572-7025

International dial-in number: 1-719-457-2697

Conference ID: 3542013

A replay of the call will be available through April 5, 2016.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 3542013

The company expects to file its annual report on Form 10K today.

About OptimizeRx Corp
OptimizeRx Corporation (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies effective ways to expand awareness, access and adherence to their medications.

The company’s core product, SampleMD, replaces drug samples with electronic trial vouchers and copay coupon savings that are electronically added to an e-Prescription and sent electronically to the pharmacy and is integrated within leading electronic health record (EHR) platforms in the country, including Allscripts, Quest Diagnostics, Practice Fusion and over 350 other EHRs to reach over 250,000 healthcare providers. In turn, OptimizeRx promotes patient savings and support from the world’s largest pharmaceutical companies, including Pfizer, Lilly, Novartis, AstraZeneca and many others. For more information, please go to www.optimizerxcorp.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

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OPTIMIZERx CORPORATION

Consolidated Balance Sheets as of

December 31, 2015 and 2014

	December 31,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$8,207,565	$3,446,973
Accounts receivable	2,847,450	2,100,381
Prepaid expenses	70,623	28,093
Total Current Assets	11,125,638	5,575,447
Property and equipment, net	10,239	12,813
Other Assets
Patent rights, net	832,884	930,854
Web development costs, net	340,470	504,643
Security deposit	5,049	5,049
Total Other Assets	1,178,403	1,440,546
TOTAL ASSETS	$12,314,280	$7,028,806
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$212,191	$200,372
Accounts payable - related party	570,000	570,000
Accrued expenses	6,983	25,459
Revenue share payable	2,355,608	1,502,761
Deferred revenue	227,002	120,130
Total Liabilities	3,371,784	2,418,722
Stockholders' Equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no issued and outstanding at December 31, 2015 and 2014,	-0-	-0-
Common stock, $.001 par value, 500,000,000 shares authorized, 29,030,925 and 22,867,319 shares issued and outstanding at December 31, 2015 and 2014, respectively	29,031	22,867
Stock warrants	2,329,508	2,153,295
Additional paid-in-capital	32,185,499	27,595,609
Stock Payable	1,132,148	963,063
Deferred stock compensation	(13,800)	-0-)
Accumulated deficit	(26,719,890)	(26,124,750)
Total Stockholders' Equity	8,942,496	4,610,084
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,314,280	$7,028,806

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OPTIMIZERx CORPORATION

Consolidated Statements of Operations for the Years

Ended December 31, 2015 and 2014

	For the	For the
	year ended	year ended
	December 31,	December 31,
	2015	2014

NET REVENUE	$7,220,678	$6,502,962
REVENUE SHARE EXPENSE	3,622,203	3,221,534
GROSS MARGIN	3,598,475	3,281,428
EXPENSES
Operating expenses
Stock-based compensation	581,106	1,172,242
Depreciation and amortization	333,950	264,340
Lawsuit settlement	-0-	400,000
Other operating expenses	3,280,826	2,471,174
Total Operating expenses	4,195,882	4,307,756
LOSS FROM OPERATIONS	(597,407)	(1,026,328)
OTHER INCOME
Interest income	2,267	935
Interest expense	-0-	-0-
TOTAL OTHER INCOME	2,267	935
LOSS BEFORE PROVISION FOR INCOME TAXES	(595,140)	(1,025,393)
PROVISION FOR INCOME TAXES	-0-	-0-
NET LOSS	$(595,140)	$(1,025,393)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC	24,562,438	22,382,415
NET LOSS PER SHARE: BASIC (no separate per share amount shown for diluted because loss is antidilutive)	$(0.02)	$(0.04)

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Company Contact:

OptimizeRx
Doug Baker

dbaker@samplemd.com
248-651-6568 x807

Investor Relations Contact:

Liolios Group

Ron Both, Senior Managing Director

oprx@liolios.com

949-574-3860

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